ProCare Industries, Ltd.1960
White Birch Drive
Vista, CA 92083

706-599-8559

April 11, 2001

Mr. Chris Kessen
President
HK Utility Construction, Inc.
320 Whetstone Alley, Suite B
Cincinnati, OH 45202

Gentlemen:

        This letter of intent will outline the mutual understandings, which have been reached pursuant to which ProCare Industries, Ltd., a Colorado corporation (“ProCare”) will acquire HK Utility Construction, Inc., a Delaware corporation (“HK”). The completion of the transaction described herein (the “Closing”) is intended to occur at the earliest practicable time, but not sooner than the completion, to our mutual satisfaction, of the matters set forth below.

        We intend that the following conditions will exist or that the following steps will be taken at the earliest practicable time:

        1. ProCare. ProCare is a public corporation, which shall have, at the effective time of the Closing, no more than 1,120,000 shares of its common stock issued and outstanding and held by approximately 2,100 shareholders of record. No options or warrants to acquire ProCare securities will be outstanding. ProCare’s no par value common stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has been so registered for more than 10 years. ProCare’s most recent Form 10-QSB, for the quarter ended September 30, 2000 and its Form 10-KSB for the fiscal year ended December 31, 2000, were both timely filed with the Securities and Exchange Commission. ProCare’s common stock is included in the Nasdaq OTC Electronic Bulletin Board with the symbol “PCRF.OB.” As of the date of this letter, ProCare has no assets and liabilities of approximately $30,000 and a contingent liability of approximately $225,000 owed to its president, who is obligated to satisfy all current liabilities of ProCare (including the cost and expense incurred by ProCare in consummating the transaction contemplated hereby), and a minimal loss carryforward. ProCare is not engaged in any business and has no operations. ProCare is not involved in any pending litigation and has no knowledge of any party or entity that has threatened to involve ProCare in any litigation.

        2. HK. HK is a privately-owned newly-formed Delaware corporation formed to consolidate, through acquisition of operating companies, a national business engaged in the underground utility installation of fiber optic, gas, electrical and cable television connections. HK has issued letters of intent to seven acquisition targets (“Acquisition Targets”) for acquisition by HK. The Acquisition Targets have combined revenue for 2000 equal to approximately $28.0 million and EBITDA of approximately $3.22 million. As of April 10,2001 HK has received two Letters of Intent, representing combined revenue for 2000 equal to approximately $7.0 million and EBITDA of approximately $1.2 million. HK represents that it intends to acquire additional Acquisition Targets, which will represent minimum combined revenue for 2000 equal to $15.0 million, and EBITDA of $2.57 million. HK also represents that it intends to merge Acquired Target companies simultaneously at the time of closing with ProCare. HK represents that it intends to raise new funding in the amount of approximately $2.5 million for general working capital and plans to complete this funding by May 31, 2001. HK further represents that it and the acquisition entities identified above are not parties to any pending litigation and that HK and its management have no threatened litigation against any of such entities. There are fewer than 35 shareholders of HK, including the owners of the Acquired Entities to whom ProCare shares are to be issued in connection with the Merger.

        3 Structure of Transaction. The transaction shall be structured as nontaxable to the shareholders of HK, as a merger (the “Merger”) of ProCare’s subsidiary corporation, “FastPoint Acquisition, Inc.,” a Delaware corporation, with and into HK pursuant to a triangular merger agreement (an “A Reorganization”). Upon completion of the Merger, including the simultaneous acquisition of the merger entities identified in the preceding paragraph, there will be no more than 16 million shares of ProCare common stock issued and outstanding, of which no more than 1,120,000 common shares shall be held by current ProCare shareholders, amounting to approximately 7% of the outstanding common stock and the balance shall be issued to and held by HK shareholders, equal to approximately 93% of the outstanding stock of ProCare following the Merger. Following the Closing of the Merger, the former shareholders of HK shall control ProCare and HK shall be a wholly owned subsidiary of ProCare.

        4. Securities Implications. The ProCare stock to be issued to the HK shareholders in the Merger shall be issued under Rule 506 of Regulation D, and exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). HK shareholders will receive restricted ProCare common stock.

        5. Cash Payments. HK shall make cash payments to ProCare as set forth below. ProCare shall use the cash payments prior to and at the Closing of the Merger to pay all outstanding obligations and liabilities of ProCare, including amounts owed to Robert W. Marsik, president of ProCare, such that at the time of Closing of the Merger, ProCare shall have no assets, no liabilities and no contingent liabilities.

(a) At the time this letter of intent is signed, HK shall pay to ProCare, by certified or wire transfer funds, $50,000; this cash payment shall be nonrefundable unless: (1) ProCare withdraws from the merger transaction for any reason other than the failure to complete the transactions in a timely manner as contemplated by this letter of intent or by any subsequent plan and agreement of merger, or (2) if ProCare’s due diligence review of HK establishes material adverse information about HK which would make the Merger improper or materially and adversely affect Procare following the Merger.

(b) $175,000 shall be paid to ProCare at the Closing, to be disbursed as contemplated in this letter of intent, but none of which remain as an asset of ProCare at the completion of the Merger.

(c) $75,000 shall be paid by delivery at the Closing of a Promissory Note payable to the person or persons designated to HK by ProCare at the Closing.

        6. Name Change. The Board of Directors of ProCare shall cause ProCare to file an amendment to its Articles of Incorporation to change the name of the corporation to "HK Utility Construction, Inc.," effective at or immediately following the Closing of the Merger. Authoriza tion to effect the change of name was given to the Board of Directors of ProCare by the shareholders of ProCare at a meeting of shareholders held July 6, 1999.

        7. Management. At the Closing, the officers of ProCare shall resign to be replaced by persons designated by HK. Also at the Closing, the Board of Directors of Procare shall elect three new directors, designated by HK at or before the Closing, to the Board of ProCare. At least 10 days before the closing, ProCare shall mail to its shareholders of record, and shall file with the Securities and Exchange Commission, a notice containing the information required by Rule 14(f)-1 adopted under the Exchange Act, notifying ProCare shareholders of a planned change in control of the Board of Directors at the time of Closing. At the Closing, each of the persons who are directors of ProCare prior to the Closing shall deliver a form of written resignation, signed by the director, dated and effective on the day of Closing. HK shall pay the costs of said shareholder mailing, which is estimated to cost $5,000 to $7,000. From and after the effective date of such resignations, the three persons nominated by HK shall constitute the sole directors of ProCare.

        8. Due Diligence. Each party acknowledges that it will cooperate with the other party and will provide all information and documentation requested by the other party for the purpose of completing a due diligence review in a prompt and timely manner. Specifically, the parties agree as follows:

(a) ProCare shall provide HK copies of ProCare’s Form 10-KSB reports filed for the fiscal years ended 1998, 1999 and 2000 and any Current Reports on Form 8-K filed in 2000 and 2001. ProCare shall also provide HK with copies of all state and federal tax returns filed by or on behalf of ProCare for the years 1998, 1999 and 2000.

(b) HK shall provide ProCare with copies of each letter of intent relating to the acquisition targets of HK identified in paragraph 2 above, audited financial statements for HK and the acquisition target companies for the period since inception through completion of the most recent fiscal year, or for years ended December 31, 1999 and 2000, if shorter, and federal and state income and other tax returns filed by each of such entities for the same years and periods.

(c) At least five days prior to Closing, HK shall provide to ProCare a list of HK’s shareholders, number of shares of ProCare common stock to be issued in connection with the Merger, addresses and social security numbers for each persons or entity to which ProCare shares are to be issued at the Closing.

        9. Closing. The parties shall use their best efforts to cause the Closing of the Merger to occur by May 4, 2000, subject to extension to May 15, 2001 by mutual consent. If the Merger is not completed by May 30,2001, Procare may, at its option, terminate the agreement to merge, unless the delay is caused by Procare. Both ProCare and HK shall use best commercial efforts to complete their due diligence review, if any, of the parties to the transaction by April 29, 2001. The Closing shall be subject to the following additional conditions:

(a) A definitive Plan and Agreement of Merger (“Merger Agreement”) which shall include the terms and conditions summarized in this Letter of Intent, and other terms customary in such an agreement, shall be prepared by counsel to Procare, approved and signed by the parties and approved by the requisite boards of directors and shareholders of ProCare and HK.

(b) Any acquired approval by shareholders of HK in order to effect the transaction in accordance with applicable corporate law shall have been received. The Officers and Directors of HK shall so certify and shall also certify as to other facts and conditions identified in the Merger Agreement.

(c) The Board of Directors of HK shall determine to its satisfaction that the issuance of shares to the shareholders of HK shall not be a taxable event for the holders thereof.

(d) The Board of Directors of both companies shall have approved the Merger in accordance with applicable corporate law.

(e) HK shall deliver a complied balance sheet and income statement to ProCare for its most recent fiscal year and for the quarter ended March 31, 2001 in a format suitable to be included in a filing on Form 8-K by ProCare. An audit of the financial statements for HK from inception through March 31, 2001 by the outside auditing firm of HK shall be completed within 75 days of the Closing and shall be filed by ProCare with the Securities and Exchange Commission as part of a Current Report on Form 8-K in accordance with the Exchange Act.

(f) ProCare shall prepare and timely file with the SEC all reports and other filings required by the Exchange Act through the date of Closing.

(g) ProCare and HK shall jointly prepare and deliver to the respective shareholders such information concerning the Merger as may be necessary to obtain all required shareholder approvals and for the Merger transaction to qualify as exempt from the registration requirements of the Securities Act by virtue of Rule 506 adopted under Regulation D thereof.

(h) At the Closing of the Merger all outstanding shares of capital stock of HK, and the stock of the Merged Entities, of whatever class or designation shall be surrendered and exchanged for a total of 14,880,000 restricted shares of ProCare common stock. Following the Closing there shall be no options, warrants or other right to acquire additional shares of ProCare except for exchange rights described in this subparagraph, the Merged Entities shall be owned, directly or indirectly, by Procare, and there shall be 16,000,000 shares of ProCare common stock issued and outstanding.

        10. Preparation of Documents. Legal counsel for ProCare and HK shall prepare all documents necessary to complete the transactions described in this letter of intent, including the merger agreement, shareholder approvals and related matters.

        11. Expenses. Each party shall be responsible for its respective costs and expenses.

        12. Conduct Pending Closing. Pending the completion of the transaction described in this amended and restated letter of intent, ProCare and HK shall each carry on their respective businesses in the ordinary course and each shall preserve and protect its business and assets and complete and make each and every filing which may be required under applicable state or federal law. ProCare shall issue no additional shares, and shall enter into no material agreements and shall otherwise undertake no action which might be deemed to adversely affect the rights of any of the parties to this anticipated transaction. Neither party shall make any disclosure concerning the terms of the intended transaction except as may be required by applicable laws or in order to properly complete the transaction. Neither party nor any affiliate of either party shall purchase or sell any securities of the other party until after the Closing.

        13. Confidentiality. Each party agrees to hold all information heretofore or hereafter obtained from the other or their respective advisors in strict confidence and to use the information so obtained only for the purpose of evaluating the transaction. In the event that no definitive agreement is reached, or if reached, is thereafter terminated, each party agrees to promptly return all such information in written form and any copies thereof to the other party.

        14. Modification. The terms of this amended and restated letter of intent may not be modified without the express written consent of each of the parties hereto.

        15. Assignability. This amended and restated letter of intent shall not be assignable by either party hereto without the express written consent of the other party.

        16. Counterparts. This amended and restated letter of intent may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

        17. Non-binding. Except for the provisions of Section 5(a), 11, 12, and 13, this letter of intent (i) is intended as a statement of the parties’ mutual intentions only, (ii) is not intended to be, and shall not constitute, a binding or enforceable agreement between the parties and (iii) is not intended to impose any obligation whatsoever on either party.

        18. Agreements with Marsik. Robert W. Marsik, President of Procare, shall agree, in the Merger Agreement, to indemnify and hold harmless, ProCare from and against any liability or claim, including but not limited to any claim for unpaid corporate income taxes or penalties which may be asserted against ProCare at any time for two years from the Closing of the Merger, and such agreement shall survive the Closing. In addition, Marsik shall agree that for a period of one year from the Closing, neither he nor his wife shall sell more than 15,000 shares of ProCare publicly in any 30 day period without the prior written consent of Procare. Procare shall enter into a Registration agreement with Marsik at the Closing pursuant to which ProCare shall agree to include up to 130,000 restricted shares of ProCare common stock that Marsik may at the time own in any Registration Statement on an applicable form filed by ProCare (“Piggyback Registration”). The terms of the Piggyback Registration agreement shall be the terms customarily included in such an agreement.

        To confirm that the foregoing accurately sets forth our mutual intentions regarding the proposed transaction, please sign a copy of this letter of intent in the place set forth below and return or fax the signed letter of intent, together with certified or wire transfer funds of $50,000, payable to ProCare Industries, Ltd.

                                                                                                                       Sincerely,

                                                                                                                       PROCARE INDUSTRIES, LTD.

                                                                                                                       By: /s/ Robert W. Marsik
                                                                                                                              Robert W. Marsik, President

                                                                                                                       HK UTILITY CONSTRUCTION, INC.

                                                                                                                       By: /s/ Chris Kessen
                                                                                                                               Chris Kessen, President